Exhibit 99.1

Press Release

Clean Harbors Reports First-Quarter 2016
Financial Results

•            Revenues of $636.1 Million as Challenges Persist in Energy and Industrial Markets

•            Adjusted EBITDA of $67.3 Million, In Line with Expectations, Due to Cost Reduction

•            Adjusted Net Loss per Share of $0.22; GAAP Net Loss per Share of $0.36 Reflects Non-Cash Unbenefited Tax Losses in Canada

•            SK Environmental Services Delivers 30% Growth in Profitability

•            Company Affirms 2016 Adjusted EBITDA Guidance of $430 Million to $490 Million

NORWELL, Mass. — May 4, 2016 — Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental, energy and industrial services throughout North America, today announced financial results for the first quarter ended March 31, 2016.

“While we experienced top-line weakness across several businesses due to the continued slowdown in the energy and industrial markets, our Adjusted EBITDA was in line with our expectations for the first quarter,” said Alan S. McKim, Chairman and Chief Executive Officer. “Initiatives related to our previously announced $100 million cost-reduction program enabled us to deliver higher gross margin and maintain our Adjusted EBITDA margin despite lower year-over-year revenue.”

Revenues for the first quarter of 2016 were $636.1 million, compared with $732.5 million in the same period in 2015.  Loss from operations was $4.1 million in the first quarter of 2016, compared with income from operations of $7.3 million for the first quarter of 2015.

First-quarter 2016 GAAP net loss was $20.9 million, or $0.36 per share, which includes the non-cash impact of unbenefited tax losses in Canada totaling $7.9 million, or $0.14 per share.  Recognizing these tax benefits resulted in the Company reporting an adjusted net loss for the first quarter of 2016 of $13.0 million, or $0.22 per share.  This compares with a net loss for the first quarter of 2015 of $7.1 million, or $0.12 per share.  The effective tax rate in the first quarter of 2016 was 10.9% due to the unbenefited tax loss, compared with 39.5% in the same period of last year.  Net loss and adjusted net loss results for the first quarters of 2016 and 2015 included pre-tax integration and severance costs of $9.4 million and $2.2 million, respectively.

Adjusted EBITDA (see description below) in the first quarter of 2016 was $67.3 million, compared with $78.3 million in the same period of 2015.

Comments on the First Quarter

“Our first-quarter performance was supported by a strong contribution from the Safety-Kleen segments,” McKim said.  “SK Environmental Services achieved a 30 percent increase in profitability due to higher revenues, cost improvements and a favorable business mix.  Within Kleen Performance Products, we carefully managed the spread between waste oil collection and base oil pricing through the stop-fee initiative we announced in December.

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

“Within Technical Services, incineration utilization in the quarter was strong at 88 percent, and landfill volumes declined 33 percent from those of a year ago due to limited oil and gas production waste streams, project deferrals and lower industrial volumes,” McKim said. “Industrial and Field Services revenue and profitability decreased due to a declining market in Western Canada and other energy-dependent regions.  Conditions also continued to be challenging in our Oil and Gas Field Services and Lodging Services segments, reflecting worsening in the overall energy market during the first quarter, to which we responded with additional cost-cutting measures.

Business Outlook and Financial Guidance

“Going forward, we will continue to focus on improving our performance by growing revenue, investing in our core businesses and executing our $100 million cost-reduction program,” McKim said. “Initiatives planned for 2016 include the completion of our new hazardous waste incinerator in Arkansas, which remains on track to become operational by year-end.  We intend to extend our momentum in SK Environmental Services by increasing our market share in key service lines such as parts washers and containerized waste services.  Our pilot program for selling renewable lubricants back to our waste oil collection customers continues in Canada, and we will launch this program into a U.S. market during the second quarter.  Based on the successful $250 million senior notes offering we completed in March, we plan to remain opportunistic with investments that will accelerate the growth of our environmental services business and support the U.S. launch of our renewable lube oil program.

“Five weeks into the second quarter, we are beginning to see the typical increase in activity on environmental projects, as well as the start of the spring refinery turnaround season,” McKim said. “Our cost-reduction efforts are proving successful and we expect to gain traction from the investments we are making in our sales organization.  We also have recently seen some pricing improvements and stabilization in the base oil marketplace.  As a result, we expect Adjusted EBITDA in the second quarter to be substantially ahead of our first-quarter performance.  On a year-over-year basis, however, Adjusted EBITDA could be down as much as 30 percent from the second quarter of 2015 due primarily to our record second-quarter emergency response business last year.”

Based on its first-quarter financial performance and current market conditions, Clean Harbors affirms its 2016 annual Adjusted EBITDA guidance in the range of $430 million to $490 million.  A reconciliation of the Company’s Adjusted EBITDA guidance to net income guidance is included below.

Non-GAAP Results

Clean Harbors reports Adjusted EBITDA results, which is a non-GAAP financial measure, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP).  The Company believes that Adjusted EBITDA provides additional useful information to investors since the Company’s loan covenants are based upon levels of Adjusted EBITDA achieved.  The Company defines Adjusted EBITDA in accordance with its existing credit agreement, as described in the following reconciliation showing the differences between reported net loss and Adjusted EBITDA for the three months ended March 31, 2016 and March 31, 2015 (in thousands):

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

	For the Three Months Ended:
	March 31, 2016	March 31, 2015

Net loss	$(20,871)	$(7,089)
Accretion of environmental liabilities	2,505	2,619
Depreciation and amortization	68,902	68,356
Other expense (income)	350	(409)
Interest expense, net	18,980	19,438
Benefit for income taxes	(2,546)	(4,638)
Adjusted EBITDA	$67,320	$78,277

This press release includes a discussion of net loss and net loss per share adjusted for the non-cash impact of unbenefited tax losses in Canada as identified in the reconciliations provided below.  The Company believes that discussion of these additional non-GAAP measures provides investors with meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance.  The following shows the difference between net loss to adjusted net loss, and net loss per share to adjusted net loss per share, for the three months ended March 31, 2016 and 2015 (in thousands):

	For the Three Months Ended:
	March 31, 2016	March 31, 2015
Adjusted net loss
Net loss	$(20,871)	$(7,089)
Unbenefited tax losses	7,918	—
Adjusted net loss	$(12,953)	$(7,089)

Adjusted loss per share
Loss per share	$(0.36)	$(0.12)
Unbenefited tax losses	0.14	—
Adjusted loss per share	$(0.22)	$(0.12)

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Adjusted EBITDA Guidance Reconciliation

An itemized reconciliation between projected net income and projected Adjusted EBITDA is as follows:

	For the Year Ending December 31, 2016
	Amount
	(In millions)
Projected GAAP net income	$26	to	$59
Adjustments:
Accretion of environmental liabilities	11	to	10
Depreciation and amortization	275	to	265
Interest expense, net	84	to	84
Provision for income taxes	34	to	72
Projected Adjusted EBITDA	$430	to	$490

Conference Call Information

Clean Harbors will conduct a conference call for investors today at 9:00 a.m. (ET) to discuss the information contained in this press release.  On the call, management will discuss Clean Harbors’ financial results, business outlook and growth strategy.  Investors who wish to listen to the webcast and view the accompanying slides should visit the Investor Relations section of the Company’s website at www.cleanharbors.com.  The live call also can be accessed by dialing 201.689.8881 or 877.709.8155 prior to the start of the call.  If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Clean Harbors

Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental, energy and industrial services. The Company serves a diverse customer base, including a majority of the Fortune 500, across the chemical, energy, manufacturing and additional markets, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is North America’s largest re-refiner and recycler of used oil and a leading provider of parts washers and environmental services to commercial, industrial and automotive customers. Founded in 1980 and based in Massachusetts, Clean Harbors operates throughout the United States, Canada, Mexico and Puerto Rico. For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. Such statements may include, but are not limited to, statements about future financial and operating results, the Company’s planned carve-out and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com results to differ materially including, without limitation, those items identified as “risk factors” in Clean Harbors’ most recently filed Form 10-K and Form 10-Q. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.

Contacts

Investors:	Media:
Jim Buckley	Eric Kraus
SVP Investor Relations	EVP Corporate Communications & Public Affairs
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
Buckley.James@cleanharbors.com	Kraus.Eric@cleanharbors.com

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

	For the Three Months Ended:
	March 31, 2016	March 31, 2015

Revenues	$636,083	$732,499
Cost of revenues (exclusive of items shown separately below)	464,279	546,507
Selling, general and administrative expenses	104,484	107,715
Accretion of environmental liabilities	2,505	2,619
Depreciation and amortization	68,902	68,356
(Loss) income from operations	(4,087)	7,302
Other (expense) income	(350)	409
Interest expense, net	(18,980)	(19,438)
Loss before benefit for income taxes	(23,417)	(11,727)
Benefit for income taxes	(2,546)	(4,638)
Net loss	$(20,871)	$(7,089)
Loss per share:
Basic	$(0.36)	$(0.12)
Diluted	$(0.36)	$(0.12)

Shares used to compute loss per share — Basic	57,617	58,875
Shares used to compute loss per share — Diluted	57,617	58,875

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2016	December 31, 2015
Current assets:
Cash and cash equivalents	$355,345	$184,708
Accounts receivable, net	458,301	496,004
Unbilled accounts receivable	31,805	25,940
Deferred costs	19,346	18,758
Inventories and supplies	154,768	149,521
Prepaid expenses and other current assets	44,056	46,265
Total current assets	1,063,621	921,196
Property, plant and equipment, net	1,596,872	1,532,467
Other assets:
Deferred financing costs	1,627	1,847
Goodwill	460,642	453,105
Permits and other intangibles, net	502,532	506,818
Other	16,381	15,995
Total other assets	981,182	977,765
Total assets	$3,641,675	$3,431,428
Current liabilities:
Accounts payable	$188,834	$241,183
Deferred revenue	63,587	61,882
Accrued expenses	191,592	193,660
Current portion of closure, post-closure and remedial liabilities	21,497	20,395
Total current liabilities	465,510	517,120
Other liabilities:
Closure and post-closure liabilities, less current portion	50,896	49,020
Remedial liabilities, less current portion	117,076	118,826
Long-term obligations	1,631,603	1,382,543
Deferred taxes, unrecognized tax benefits and other long-term liabilities	260,017	267,637
Total other liabilities	2,059,592	1,818,026
Total stockholders’ equity, net	1,116,573	1,096,282
Total liabilities and stockholders’ equity	$3,641,675	$3,431,428

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Supplemental Segment Data (in thousands)

	For the Three Months Ended:
	March 31, 2016			March 31, 2015
Revenue	Third Party Revenues	Intersegment Revenues (Expense), net	Direct Revenues	Third Party Revenues	Intersegment Revenues (Expense), net	Direct Revenues
Technical Services	$219,105	$35,232	$254,337	$240,325	$36,201	$276,526
Industrial and Field Services	121,577	(7,483)	114,094	146,868	(6,483)	140,385
Kleen Performance Products	67,543	(9,408)	58,135	96,807	(18,258)	78,549
SK Environmental Services	179,418	(18,747)	160,671	160,684	(11,582)	149,102
Lodging Services	15,645	285	15,930	34,104	181	34,285
Oil and Gas Field Services	32,016	966	32,982	53,587	1,341	54,928
Corporate Items	779	(845)	(66)	124	(1,400)	(1,276)
Total	$636,083	$—	$636,083	$732,499	$—	$732,499

Non-GAAP Segment Results

Clean Harbors reports Adjusted EBITDA results, which is a non-GAAP financial measure, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP) and believes that such information provides additional useful information to investors since the Company’s loan covenants are based upon levels of Adjusted EBITDA achieved.  The Company defines Adjusted EBITDA in accordance with its existing credit agreement.  See “Non-GAAP Results” for a reconciliation of the Company’s total Adjusted EBITDA to GAAP net loss.

	For the Three Months Ended:
Adjusted EBITDA	March 31, 2016	March 31, 2015
Technical Services	$60,398	$63,401
Industrial and Field Services	2,118	10,309
Kleen Performance Products	4,560	(4,476)
SK Environmental Services	35,495	27,249
Lodging Services	1,019	6,910
Oil and Gas Field Services	(1,394)	1,403
Corporate Items	(34,876)	(26,519)
Total	$67,320	$78,277

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com